Exhibit 99.1

1-800-FLOWERS.COM, Inc. Reports Revenues From Continuing Operations of $238.5 Million and Earnings Per Share of $0.20 For Its Fiscal 2010 Second Quarter

  Gross Profit Margin from continuing operations improved 180 basis points to 41.8 percent reflecting product mix, pricing initiatives and manufacturing efficiencies.
  Operating expenses from continuing operations (excluding depreciation and amortization) increased $900,000 to $71.2 million; Consolidated operating expenses (including discontinued operations) declined $10.9 million, reflecting improved marketing and operating efficiencies in the Company’s discontinued Home and Children’s Gifts category during the period.
  EPS from continuing operations was $0.20, compared with $0.22 in the prior year period. EBITDA(1) from continuing operations was $28.5 million compared with $30.4 million in the prior year period. (1Earnings Before Interest, Taxes, Depreciation and Amortization. A reconciliation of Net Income to EBITDA is included as part of the tables attached to the end of this release.)
  Free Cash Flow(2) for the six months ended December 27, 2009, (including discontinued operations) increased significantly to approximately $29 million, compared with approximately $1 million in the prior year period, primarily reflecting improved operations, lower inventory and reduced capital expenditures. (2The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures)

CARLE PLACE, N.Y.--(BUSINESS WIRE)--January 28, 2010--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), the world’s leading florist and gift shop, today reported revenues from continuing operations of $238.5 million for its fiscal 2010 second quarter ended December 27, 2009, compared with revenues from continuing operations of $251.6 million in the prior year period. The Company said the 5.2 percent lower year-over-year revenue reflected reduced wholesale order volume in the mass market channel as well as soft demand in the consumer floral business. Gross profit margin for the quarter improved 180 basis points to 41.8 percent compared with 40.0 percent in the prior year period. This improvement resulted from product mix, pricing initiatives and manufacturing efficiencies. Operating expenses from continuing operations (excluding depreciation and amortization) increased $900,000 to $71.2 million, compared with $70.3 million in the prior year period. Including discontinued operations, consolidated operating expenses for the quarter declined $10.9 million, reflecting improved marketing and operating efficiencies in the Company’s discontinued Home and Children’s Gifts category.

EBITDA from continuing operations for the quarter was $28.5 million compared with EBITDA of $30.4 million in the prior year period. Net income from continuing operations was $12.7 million, or $0.20 per share, compared with net income from continuing operations of $14.0 million, or $0.22 per share, in the prior year period. Consolidated net income for the quarter was $15.3 million, or $0.24 per share, compared with a net loss of $5.1 million, or ($0.08) per share, in the prior year period. Included in consolidated net income for the quarter was $2.6 million of net income (net of a $3.3 million transaction loss) from discontinued operations, compared with a net loss of $19.1 million from discontinued operations (including a $20.0 million charge for goodwill and intangibles impairment) in the prior year period.

Jim McCann, CEO of 1-800-FLOWERS.COM, said, “During the fiscal second quarter, we achieved a 180 basis point improvement in gross profit margin through a combination of product mix, operating improvements and the benefits of our value-priced merchandising strategy, which allowed us to use promotional pricing more strategically during the period. Revenues for the quarter were in line with our guidance and reflect lower wholesale orders in the mass market channel as well as soft demand in our consumer floral business. It is important to note that the sales trend in our consumer floral category improved during the fiscal second quarter, as it was down 4.7 percent after several consecutive quarters of double-digit declines. We believe our enhanced merchandising and marketing programs are beginning to resonate with our customers and we are cautiously optimistic for the second half of our fiscal year which includes the key Valentine and Mother’s Day holidays as well as the spring floral gifting season.”

McCann noted that the Company finished the fiscal second quarter with significantly reduced inventories across all of its businesses. Combined with the planned reduction in capital expenditures, this enabled the Company to generate strong free cash flow of more than $29 million for the first six months of the fiscal year (including discontinued operations), compared with approximately $1 million in the same period last year.

“Also during the fiscal second quarter, we successfully launched our new 1-800-Baskets.com business by leveraging 1-800-FLOWERS.COM’s strong brand equity, online traffic and customer database along with the great product design, sourcing and confecting capabilities of our DesignPac Gifts business. Based on the positive reception from our customers, we are very excited about the long-term growth potential we see in this business. We plan to take the learnings from the holiday period and apply them to build a year-round, every-day gifting business for 1-800-Baskets.com,” said McCann.

During the fiscal second quarter, the Company attracted 656,000 new customers, of whom 78 percent, or 512,000, came to the Company through its online channels. Approximately 1.7 million customers placed orders during the quarter, of which 60 percent were repeat customers. This reflects the Company’s ongoing focus on deepening the relationship with its existing customers as their trusted gift provider for all of their celebratory occasions.

CATEGORY RESULTS FROM CONTINUING OPERATIONS:

The Company provides selected financial results for its Consumer Floral, BloomNet and Gourmet Foods & Gift Baskets business categories in the tables attached to this release and as follows:

  1-800-FLOWERS.COM Consumer Floral: During the fiscal 2010 second quarter, revenues in this category were $85.9 million compared with $90.1 million in the prior year period. Gross margin for the quarter increased 120 basis points to 38.3 compared with 37.1 in last year’s second quarter. Category contribution margin was $7.6 million compared with $8.0 million in the prior year period. (The Company defines Category contribution margin as earnings before interest, taxes, depreciation and amortization and before allocation of corporate overhead expenses.)
  BloomNet Wire Service: Revenues were $14.8 million, compared with $15.1 million in the prior year period reflecting lower wholesale product sales. Gross margin increased 20 basis points to 58.1 percent compared with 57.9 percent in the prior year period. Category contribution margin was $4.7 million compared with $4.8 million in the prior year period.
  Gourmet Food and Gift Baskets: Revenues were $138.2 million, compared with $147.8 million, reflecting reduced wholesale orders from mass market customers. Gross margin increased 230 basis points to 42.1 percent compared with 39.8 percent, primarily reflecting product mix and manufacturing efficiencies. Category contribution margin increased 7 percent to $28.6 million compared with $26.7 million in the prior year period.

Results of Discontinued Operations: Revenues for the Company’s Home and Children’s Gifts segment during the quarter were $64.3 million compared with $77.8 million in the prior year period reflecting management’s planned reduction in marketing investments. Gross margin was essentially flat at 48.4 percent. Category contribution margin was $7.6 million, representing an improvement of approximately $5.4 million compared with $2.2 million in the prior year period. As earlier reported, the Company completed the sale of the Home and Children’s Gifts business on January 25, 2010.

Company Guidance:

Based on results for the first six months of fiscal 2010 and the expectation for continued cautious spending by consumers, the Company has adjusted guidance for fiscal 2010 full year results. Previous guidance called for revenues from continuing operations to be flat to down approximately five percent, compared with the prior year, while EBITDA and EPS were expected to increase by 20 percent and 30 percent, respectively. The Company now anticipates total revenues for fiscal 2010 will be down approximately five-to-ten percent and EBITDA and EPS are expected to be flat, compared with the prior year. The Company has increased its guidance for Free Cash Flow* (including discontinued operations) to more than $30 million, reflecting improved operations, effective inventory management and reduced capital expenditures. (*The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures.)

McCann said, “We have a number of exciting marketing and merchandising programs in place to help mitigate the Sunday day-placement of the upcoming Valentine holiday – including great media tie-ins with the new Warner Bros. movie Valentines Day and the hit TV show Millionaire Matchmaker. In addition, we are very excited by the growth opportunities we see in our new 1-800-Baskets.com business as well as in the overall Gourmet Food and Gift Baskets category where Fannie May Confections, Cheryl&Co., The Popcorn Factory and our wine businesses: The Wine Tasting Network, Ambrosiawines.com and Geerlings & Wade, are all performing well. While we have seen some encouraging signs in the retail environment, we believe consumers will continue to be cautious in their discretionary spending during the second half of our fiscal year. With this in mind, we remain focused on leveraging our business platform to reduce operating expenses, generate increased free cash flow and concurrently work to identify and pursue revenue growth opportunities in all of our businesses.”

Definitions:

EBITDA: Net income (loss) before interest, taxes, depreciation, amortization. Free Cash Flow: net cash provided by operating activities less capital expenditures. The Company presents EBITDA and Free Cash Flow because it considers such information a meaningful supplemental measure of its performance and believes these metrics are frequently used by the investment community in the evaluation of the Company’s performance and that of similarly situated companies. The Company also uses EBITDA as one of the factors used to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA is also used by the Company to evaluate and price potential acquisition candidates. EBITDA and Free Cash Flow have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations of EBITDA are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and Free Cash Flow should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is the world’s leading florist and gift shop. For more than 30 years, 1-800-FLOWERS® (1-800-356-9377 or www.1800flowers.com) has been providing customers with fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections, balloons and plush stuffed animals perfect for every occasion. As always, 100% satisfaction is guaranteed. 1-800- FLOWERS.COM has earned the 2009 Gold Award in the Online Flower Delivery category from TopTenREVIEWS; was listed as a TOP TEN MOBILE RETAILER by Internet Retailer magazine in 2009; and was recognized by Computerworld magazine as a Premier 100 IT Leader for 2010. The Company’s BloomNet® international floral wire service (www.mybloomnet.net) provides a broad range of quality products and value-added services designed to help professional florists grow their businesses profitably. The 1-800-FLOWERS.COM, Inc. “Gift Shop” also includes gourmet gifts such as popcorn and specialty treats from The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com); cookies and baked gifts from Cheryl&Co.® (1-800-443-8124 or www.cherylandco.com); premium chocolates and confections from Fannie May® confections brands (www.fanniemay.com and www.harrylondon.com); wine gifts from Ambrosia® (www.ambrosia.com) and Geerlings&WadeSM (www.geerwade.com); gift baskets from 1-800-BASKETS.COM® (www.1800baskets.com) as well as Celebrations® (www.celebrations.com), a new premier online destination for fabulous party ideas and planning tips. 1-800-FLOWERS.COM, Inc. is involved in a broad range of corporate social responsibility initiatives including continuous expansion and enhancement of its environmentally-friendly “green” programs, various philanthropic and charitable efforts and special private-sector skills training programs for military veterans. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.

Special Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “estimate,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “goal,” “target” or similar words or phrases. Forward-looking statements include, but are not limited to, statements regarding the Company’s expectations for solid growth in EBITDA and EPS and accelerated growth in Free Cash Flow as part of the Company’s guidance with respect to its fiscal year 2010 compared with the prior year. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, among others: the Company’s ability to achieve its profitability guidance for fiscal year 2010 and forecasted levels of free cash flow; its ability to leverage its operating platform and reduce operating expenses; its ability to grow its 1-800-Baskets.com business; its ability to manage the increased seasonality of its businesses; its ability to cost effectively acquire and retain customers; its ability to reduce working capital requirements and capital expenditures; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to cost efficiently manage inventories; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether as a result of new information, future events or otherwise, made in this release or in any of its SEC filings except as may be otherwise stated by the Company. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties.

Conference Call:

The Company will conduct a conference call to discuss the above details and attached financial results today, Thursday, January 28, 2010 at 11:00 a.m. (EST). The call will be “web cast” live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM web site at www.1800flowersinc.com A recording of the call will be posted on the Investor Relations section of the Company’s web site within two hours of the call’s completion. A replay of the call can be accessed via telephone for one week beginning at 2:00 p.m. (EST) on 1/28/10 at: 1-800-642-1687 (domestic) or 1-706-645-9291 (international). Enter replay pass code #: 49903825.

[Note: Attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.]

1-800-FLOWERS.COM, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands)

	December 27, 2009	June 28, 2009
	(unaudited)
Assets
Current assets:
Cash and equivalents	$46,389	$29,562
Receivables, net	35,467	11,335
Inventories	43,641	45,854
Deferred tax assets	8,415	12,666
Prepaid and other	6,810	4,580
Current assets of discontinued operations	12,325	18,100
Total current assets	153,047	122,097

Property, plant and equipment, net	52,027	54,770
Goodwill	41,211	41,205
Other intangibles, net	42,508	42,822
Deferred tax assets	11,898	11,725
Other Assets	4,346	3,890
Non-current assets of discontinued operations	6,840	9,647
Total assets	$311,877	$286,156

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$73,276	$53,460
Current maturities of long-term debt and obligations under capital leases	24,086	22,337
Current liabilities of discontinued operations	9,545	2,633
Total current liabilities	106,907	78,430

Long-term debt and obligations under capital leases	57,717	70,518
Other liabilities	2,552	2,091
Non-current liabilities of discontinued operations	1,288	1,334
Total liabilities	168,464	152,373
Total stockholders’ equity	143,413	133,783
Total liabilities and stockholders’ equity	$311,877	$286,156

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Income (Unaudited) (In thousands, except for per share data)

	Three Months Ended		Six Months Ended
	December 27, 2009	December 28, 2008	December 27, 2009	December 28, 2008

Net revenues:
E-commerce (combined online and telephonic)	$151,660	$157,085	$226,500	$244,981
Other	86,794	94,486	120,270	142,028

Total net revenues	238,454	251,571	346,770	387,009

Cost of revenues	138,791	150,858	203,353	234,100

Gross profit	99,663	100,713	143,417	152,909

Operating expenses:
Marketing and sales	51,976	54,560	81,452	86,634
Technology and development	4,525	4,781	9,081	9,844
General and administrative	14,673	10,929	27,207	24,983
Depreciation and amortization	5,343	5,094	10,289	10,169

Total operating expenses	76,517	75,364	128,029	131,630

Operating income	23,146	25,349	15,388	21,279

Other income (expense):
Interest income	11	73	25	163
Interest expense	(1,985)	(2,507)	(3,531)	(3,666)
Other	13	14	15	18

Total other income (expense), net	(1,961)	(2,420)	(3,491)	(3,485)

Income from continuing operations before income taxes	21,185	22,929	11,897	17,794
Income tax expense from continuing operations	8,452	8,973	4,830	6,956
Income from continuing operations	12,733	13,956	7,067	10,838
Operating income (loss) from discontinued operations	7,084	1,477	4,446	(2,140)
Impairment of discontinued business	(3,289)	(20,036)	(3,289)	(20,036)
Income tax expense (benefit) from discontinued operations	1,225	508	196	(923)
Income (loss) from discontinued operations	2,570	(19,067)	961	(21,253)

Net income (loss)	$15,303	($5,111)	$8,028	($10,415)

Basic and diluted net income (loss) per common share
From continuing operations	$0.20	$0.22	$0.11	$0.17
From discontinued operations	0.04	(0.30)	0.02	(0.33)
Net Income (loss) per common share	$0.24	($0.08)	$0.13	($0.16)
Weighted average shares used in the calculation of net income (loss) per common share
Basic	63,557	63,631	63,514	63,574
Diluted	64,072	63,631	63,970	63,574

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Cash Flows (In thousands) (unaudited)

	Six Months Ended
	December 27, 2009	December 28, 2008

Operating activities
Net income (loss)	$8,028	($10,415)
Reconciliation of net income (loss) to net cash provided by operations:
Operating activities of discontinued operations	15,957	10,098
Depreciation and amortization	10,289	10,169
Deferred taxes	4,251	(60)
Loss on disposal of assets and other	-	(252)
Bad debt expense	984	1,019
Stock based compensation	2,216	177
Other non-cash items	180	-
Impairment from discontinued operations	-	20,036
Changes in operating items, excluding the effects of acquisitions:
Receivables	(25,116)	(28,167)
Inventories	2,213	(8,697)
Prepaid and other	(2,230)	(1,067)
Accounts payable and accrued expenses	19,816	20,182
Other assets	(1,265)	230
Other liabilities	12	385

Net cash provided by operating activities	35,335	13,638

Investing activities
Acquisitions, net of cash acquired	-	(9,297)
Proceeds from sale of business	-	25
Capital expenditures	(6,070)	(12,647)
Purchase of investment	(598)	-
Other, net	59	110
Investing activities of discontinued operations	(509)	(969)

Net cash used in investing activities	(7,118)	(22,778)
Financing activities
Acquisition of treasury stock	(338)	(379)
Proceeds from employee stock options	-	114
Proceeds from bank borrowings	49,000	120,000
Repayment of notes payable and bank borrowings	(59,175)	(69,373)
Debt issuance cost	-	(2,148)
Repayment of capital lease obligations	(877)	(8)
Financing activities of discontinued operations	-	(86)

Net cash (used in) provided by financing activities	(11,390)	48,120

Net change in cash and equivalents	16,827	38,980
Cash and equivalents:
Beginning of period	29,562	12,124

End of period	$46,389	$51,104

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Category Information (in thousands) (unaudited)

	Three Months Ended			Six Months Ended
	December 27, 2009	December 28, 2008	% Change	December 27, 2009	December 28, 2008	% Change
Net revenues from continuing operations:
1-800-Flowers.com Consumer Floral	$85,890	$90,113	(4.7%)	$155,893	$173,595	(10.2%)
BloomNet Wire Service	14,753	15,143	(2.6%)	28,538	30,524	(6.5%)
Gourmet Food & Gift Baskets	138,207	147,787	(6.5%)	162,947	184,549	(11.7%)
Corporate (*)	126	597	(78.9%)	252	801	(68.5%)
Intercompany eliminations	(522)	(2,069)	74.8%	(860)	(2,460)	65.0%
Total net revenues from continuing operations	$238,454	$251,571	(5.2%)	$346,770	$387,009	(10.4%)
	Three Months Ended			Six Months Ended
	December 27, 2009	December 28, 2008	% Change	December 27, 2009	December 28, 2008	% Change

Gross profit from continuing operations:
1-800-Flowers.com Consumer Floral	$32,856	$33,416	(1.7%)	$58,703	$65,106	(9.8%)
	38.3%	37.1%		37.7%	37.5%

BloomNet Wire Service	8,569	8,766	(2.2%)	16,591	17,106	(3.0%)
	58.1%	57.9%		58.1%	56.0%

Gourmet Food & Gift Baskets	58,132	58,816	(1.2%)	67,923	70,848	(4.1%)
	42.1%	39.8%		41.7%	38.4%

Corporate (*)	106	168	(36.9%)	200	325	(38.5%)
	84.1%	28.1%		79.4%	40.6%

Intercompany eliminations	-	(453)		-	(476)
Total gross profit from continuing operations	$99,663	$100,713	(1.0%)	$143,417	$152,909	(6.2%)
	(41.8%)	(40.0%)		(41.4%)	(39.5%)
	Three Months Ended			Six Months Ended
	December 27, 2009	December 28, 2008	% Change	December 27, 2009	December 28, 2008	% Change

Category Contribution Margin from continuing operations:
1-800-Flowers.com Consumer Floral	$7,578	$7,975	(5.0%)	$15,251	$18,562	(17.8%)
BloomNet Wire Service	4,691	4,753	(1.3%)	8,796	9,093	(3.3%)
Gourmet Food & Gift Baskets	28,616	26,743	7.0%	25,406	25,803	(1.5%)
Category Contribution Margin Subtotal	40,885	39,471	3.6%	49,453	53,458	(7.5%)
Corporate (*)	(12,396)	(9,028)	(37.3%)	(23,776)	(22,010)	(8.0%)
EBITDA	$28,489	$30,443	(6.4%)	$25,677	$31,448	(18.4%)
	Three Months Ended			Six Months Ended
	December 27, 2009	December 28, 2008	% Change	December 27, 2009	December 28, 2008	% Change

Discontinued Operations:
Net revenues from discontinued operations	$64,334	$77,757	(17.3%)	$81,688	$100,352	(18.6%)
Gross Profit from discontinued operations	31,158	37,579	(17.1%)	38,706	47,205	(18.0%)
Operating expenses of discontinued operations, excluding depreciation and amortization	23,577	35,406	(33.4%)	33,244	48,048	(30.8%)
Contribution margin from discontinued operations	7,581	2,173	248.9%	5,462	(843)	747.9%
(*)

Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Share-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific category.

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Appendix A – Reconciliations of Historical Information (In thousands) (unaudited)

Reconciliation of Net Income (Loss) from Continuing Operations to EBITDA:

	Three Months Ended		Six Months Ended
	December 27, 2009	December 28, 2008	December 27, 2009	December 28, 2008

Net income (loss) from continuing operations	$12,733	$13,956	$7,067	$10,838
Add:
Interest expense	1,974	2,507	3,511	3,666
Depreciation and amortization	5,343	5,094	10,289	10,169
Income tax expense	8,452	8,973	4,830	6,956
Less:
Interest income		73	5	163
Other income (expense)	13	14	15	18

EBITDA from continuing operations	$28,489	$30,443	$25,677	$31,448

CONTACT:
1-800-FLOWERS.COM, Inc.
Investor:
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
or
Media:
Yanique Woodall, 516-237-6028
ywoodall@1800flowers.com